Exhibit 10.a

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT, made and entered into as of October 17,2007, by and among High Point Transport, Inc., a Florida corporation, (“HPTI”),  Anthony Vallone, Sr. (“Mr. Vallone”) the sole stockholder of Cannon Freight Systems, Inc., a Michigan corporation, (“CFSI”), and CFSI for the purpose of its representations, warranties and deliverables set forth herein.

W I T N E S S E T H :

WHEREAS, HPTI is planning to acquire one or more trucking companies and in preparing so to do has filed a registration statement under the Securities Exchange Act of 1934, as amended, on Form 10-SB; and

WHEREAS, CFSI is a trucking company with its headquarters office located in 25325 Henry B. Joy Blvd., Harrison Township, Michigan; and

WHEREAS, HPTI desires to acquire CFSI as a going concern by purchase of all of CFSI’s issued and outstanding equity securities (“CFSI’s Securities”) and thereafter to operate the business so acquired; and

WHEREAS, Mr. Vallone desires to sell all of CFSI’s Securities that he owns to HPTI and for CFSI to be acquired by HPTI, as contemplated by this Agreement; and

NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which the parties acknowledge, the parties agree as follows:

ARTICLE I
PRELIMINARY MATTERS

Section 1.01.  Recitals.  The parties acknowledge the recitals herein above set forth in the preamble are correct, and are, by this reference, incorporated herein and are made a part of this Agreement.

Section 1.02.  Exhibits and Schedules.  Exhibits (which are documents to be executed and delivered at the Closing by the party identified therein or in the provision requiring its delivery) and Schedules (which are attachments setting forth information about a party identified therein or in the provision requiring its attachment) referred to herein and annexed hereto are, by this reference, incorporated herein and made a part of this Agreement, as if set forth fully herein.

Section 1.03.  Use of words and phrases.  Natural persons may be identified by last name, with such additional descriptors as may be desirable.  The words “herein,” “hereby,” “hereunder,” “hereof,” “herein before,” “hereinafter” and any other equivalent words refer to this Agreement as a whole and not to any particular Article, Section or other subdivision hereof.  The words, terms and phrases defined herein and any pronoun used herein shall include the singular, plural and all genders.  The word “and” shall be construed as a coordinating conjunction unless the context clearly indicates that it should be construed as a copulative conjunction.

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Section 1.04.  Accounting terms.  All accounting terms not otherwise defined herein shall have the meanings assigned to them under generally accepted accounting principles unless specifically referenced to regulatory accounting principles.

Section 1.05.  Calculation of time lapse or passage; Action required on holidays.  When a provision of this Agreement requires or provides for the calculation of the lapse or passage of a time period, such period shall be calculated by treating the day on which the event which starts the lapse or passage occurs as zero; provided, that this provision shall not apply to any provision which specifies a certain day for action or payment, e.g. the first day of each calendar month.  Unless otherwise provided, the term “month” shall mean a period of thirty days and the term “year” shall mean a period of 360 days, except that the terms “calendar month” and “calendar year” shall mean the actual calendar period indicated.  If any day on which action is required to be taken or payment is required to be made under this Agreement is not a Business Day (Business Day being a day on which national banks are open for business where the actor or payor is located), then such action or payment shall be taken or made on the next succeeding Business Day.

Section 1.06.  Use of titles, headings and captions.  The titles, headings and captions of articles, sections, paragraphs and other subdivisions contained herein are for the purpose of convenience only and are not intended to define or limit the contents of said articles, sections, paragraphs and other subdivisions.

ARTICLE II
TERMS OF THE TRANSACTIONS

Section 2.01.    Stock purchase transaction.  In accordance with the terms of this Agreement, on the Closing Date, HTPI shall purchase from Mr. Vallone and Mr. Vallone shall sell to HTPI all of CFSI’s Securities.

Section 2.02.  Consideration.  The purchase price for CFSI’s Securities, shall be

(a)	One million dollars ($1,000,000) by bank check or bank to bank wire transfer, in accordance with the instructions of Mr. Vallone;
(b)	A guaranteed promissory note of HTPI in the principal amount of one million dollars ($1,000,000) having such characteristics as defined in Section 2.03(a).
(c)	A convertible promissory note of HPTI in the principal amount of one million dollars ($1,000,000) having such characteristics as defined in Section 2.03(b).
(d)
Common stock of HPTI in such number of shares as is determined by dividing one million dollars ($1,000,000) by the price per share at which HPTI has most recently sold, or is committed to sell (by conversion or otherwise) its common stock prior to the Closing Date to non-affiliated investors.

Section 2.03.  Promissory notes.  The promissory notes shall have the following characteristics:

(a)
 The guaranteed promissory note payable to Mr. Vallone and delivered by HPTI and identified in Section 2.02(b) shall be dated the Closing Date, bear interest payable at a rate of ten percent (10%) per annum paid monthly, shall be due and

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controllingstockholder of HTPI, such limited guaranty being secured by a perfected pledge by Mr. Henley of two million shares of HTPI common stock.

(b)
The convertible promissory note payable to Mr. Vallone delivered by HPTI and identified in Section 2.02(c) shall be dated the Closing Date, bear interest at a rate of ten percent (10%) per annum, such accrued interest payable monthly during the term of the note, have a term of one year, be convertible, by the holder, in whole or in part at any time prior to and including the date of maturity into such number of shares of HPTI’s common stock as is determined under Section 2.02(d) be secured by a pledge of and a second priority security interest in the assets of CFSI and have its payment and performance guaranteed by HTPI.  The payment such amount shall be further secured by a limited guaranty of Paul A. Henley, controlling stockholder of HTPI, such limited guaranty being secured by a perfected pledge by Mr. Henley of two million shares of HTPI common stock.

Section 2.04.  Press releases.  No party will issue a press release regarding the subject matter of this Agreement and the transaction contemplated hereby, either before or after closing, without the prior approval thereof by the other party and its counsel.

Section 2.05.  Transaction costs.  Each party shall pay all costs and expenses which it incurs in connection with this Agreement and the transactions contemplated hereby; except, HPTI shall pay all fees and reimbursable expenses which Mr. Vallone may be obligated to pay (a) Chapman Associates and (b) Cordovano and Honeck LLP.

ARTICLE III
CLOSING OF THE TRANSACTION

Section 3.01.  Location, date and time of the Closing.  The Closing of the transaction contemplated by this Agreement shall take place on October 25, 2007, at 12:00 pm ("Closing Date”).  The Closing shall take place at a location agreed to by the parties.  The acts and deliveries which occur on the Closing Date for the purpose of consummating the transactions contemplated by this Agreement and the event itself are referred to herein as the Closing.

Section 3.02.   Mr. Vallone’s and CSFI’s deliveries at the Closing.  At the Closing, Mr. Vallone and CFSI will deliver to HTPI:

(a)	Certificate of good standing in CFSI’s state of incorporation and all states in which it is required to qualify to do business;
(b)	Certificates representing all of CFSI’s Securities; and
(c)	Officers’ and Secretary’s and Certificates of CFSI in the form set forth in Exhibits “A” and “B”, respectively;
(d)	A resignation from any member of CFSI’s board of directors other than Mr. Vallone.
(e)	A document reflecting Mr. Henley’s election as a director of CFSI.
(f)	A document reflecting the mutual cancellation of Mr. Vallone’s employment agreement with CFSI, subject to execution of an employment agreement as negotiated pursuant to this Agreement.
(g)	An employment agreement for Mr. Vallone as negotiated pursuant to this Agreement.
(h)	The promissory notes described in Section 2.03.
(i)
A promissory note of HPTI in the principal amount of $303,782.33 and in replacement of CFSI’s liability to Mr. Vallone for loans and advances reflected on the balance sheet of CFSI, payable on or before April 25, 2008, together with interest paid monthly at ten (10) percent per annum beginning the Closing Date.

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(h)	The promissory notes described in Section 2.03.

(i)
A promissory note of HPTI in the principal amount of $303,782.33 and in replacement of CFSI’s liability to Mr. Vallone for loans and advances reflected on the balance sheet of CFSI, payable on or before April 25, 2008, together with interest paid monthly at ten (10) percent per annum beginning the Closing Date.

Section 3.03.  HPTI’s and Mr. Henley’s deliveries at the Closing.  At the Closing, HPTI and Mr. Henley will deliver to Mr. Vallone:

(a)	One million dollars ($1,000,000) by bank check or bank to bank wire transfer, in accordance with the instructions received from Mr. Vallone not less than two business days prior to the Closing Date;
(b)	A guaranteed promissory note of HPTI having such characteristics as defined in Section 2.02(b).
(c)	A convertible promissory note(s) of HPTI having such characteristics as defined in Section 2.02(c).
(d)
Common stock of HPTI as provided in Section 2.02(d) registered in the name of Mr. Vallone, or at his election jointly with his spouse, provided the election together with the name and social security number of his spouse is delivered to HPTI not less than five business days prior to the Closing.

(e)	Officers’ and Secretary’s Certificates of HPTI in the form set forth in Exhibits “A” and “B”, respectively.
(f)	Employment agreement for Mr. Vallone, including a “no competition” provision, in the form of Exhibit “H.
(g)	A copy of HPTI’s directors and stockholders’ actions which elects Mr. Vallone as a director of HPTI.
(h)	Guaranty of HPTI and of Mr. Henley of the guaranteed promissory note, together with a security and escrow agreement for the pledge by Mr. Henley of two million shares of HPTI common stock;
(i)	Guaranty of HPTI of the convertible promissory note, and
(j)	Security Agreement, together with such financing statement or statements as requested by Mr. Vallone.

      Section 3.04.  Closing Memorandum and receipts.  As evidence that all parties deem the Closing to have been completed and the transactions contemplated by this Agreement to have been consummated, the parties jointly will execute and deliver a Closing Memorandum, in the form of Exhibit “C”, acknowledging such completion and consummation.

Section 3.06.  Waiver of conditions.  Notwithstanding Section 12.03, any condition to the Closing which is to the benefit of any party and which is not satisfied prior to or at the Closing will be deemed to be waived by the benefited party or otherwise satisfied and waived by virtue of that party executing the Closing Memorandum, except to the extent any such unsatisfied or unperformed condition is expressly preserved by listing it in the Closing Memorandum for satisfaction or performance after the Closing.

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Section 3.07.  Further assurances.  At any time and from time to time after the Closing, at the reasonable request of any party and without further consideration, any other party(ies) shall execute and deliver such other instruments and documents reasonably desirable or necessary to complete and confirm the transactions contemplated by this Agreement.

Section 3.08.  Conditions precedent to HPTI’s obligation to Close.  All obligations of HPTI hereunder are subject, at the option of HPTI, to the fulfillment of each of the following conditions at or prior to the Closing, and CFSI shall exert commercially reasonable efforts to cause each such conditions to be so fulfilled:

(a)  All representations and warranties of CFSI and of Mr. Vallone contained herein or in any document delivered pursuant hereto shall be true and correct in all material respects when made and shall be deemed to have been made again and given at and as of the date of the Closing of the transaction contemplated by this Agreement, and shall then be true and correct in all material respects, except for changes in the ordinary course of business after the date hereof in conformity with the representations, covenants and agreements contained herein.

(b)  All covenants, agreements and obligations required by the terms of this Agreement to be performed by CFSI and of Mr. Vallone at or before the Closing shall have been duly and properly performed in all material respects to HPTI’s reasonable satisfaction.

(c)  Since the date of this Agreement there shall not have occurred any Material Adverse Effect.   The term “Material Adverse Effect” shall mean any material adverse change in or the condition or prospects (financial or otherwise), business, properties or assets of CFSI

(d)  All documents required to be delivered to HPTI at or prior to the Closing shall have been so delivered.

(e)  The transaction contemplated by this Agreement shall have been approved in writing by CFSI’s board of directors.

(f)  CFSI shall have not suffered or incurred a material damage, destruction or loss not fully covered by insurance and which has a materially adverse affect on its business and operations.

(g)  HPTI shall have received a certificate of good standing for CFSI and each subsidiary issued by the secretary of state of its state of organization and of each state in which it and its subsidiary is qualified or required to be qualified to do business as a foreign corporation.

(i)  HPTI shall have received audited financial statements of CFSI for December 31, 2005 and 2006 and unaudited financial statements for each of the interim quarterly periods ended subsequent thereto, which interim quarterly period shall not show any materially adverse results of operation when compared to 2006.

Section 3.09.  Conditions precedent to the CFSI obligation to Close.  All obligations of CFSI at the Closing are subject, at the option of CFSI, to the fulfillment of each of the following conditions at or prior to the Closing, and HPTI shall exert its best efforts to cause each such condition to be so fulfilled.

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(a)  All representations and warranties of HPTI contained herein or in any document delivered pursuant hereto shall be true and correct in all material respects when made and as of the Closing.

(b)  All obligations required by the terms of this Agreement to be performed by HPTI at or before the Closing shall have been duly and properly performed in all material respects.

(c)  All documents required to be delivered to CFSI at or prior to the Closing shall have been so delivered.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE PARTIES

Section 4.01.  Representations and warranties of CFSI and Mr. Vallone.  Each of CFSI and Mr. Vallone represent and warrant to HPTI that each of the representations and warranties in this Article IV is true and accurate, except for inaccuracies of representations or warranties the circumstances giving rise to which, individually or in the aggregate, do not constitute and could not reasonably be expected to have a Material Adverse Effect of the business, subject further only to such exceptions as are specifically set forth in the CFSI Disclosure Schedules attached to this Agreement (the “CFSI Disclosure Schedules” or “Schedules”), which schedule makes reference to the applicable sections and subsections to which each exception relates and sets forth sufficient details to identify the nature and scope of the matters disclosed; provided, however, that the disclosures in any section or subsection of the CFSI Disclosure Schedule (and without having to refer to the underlying documents being disclosed) shall qualify other sections or subsections of this Article IV to the extent such disclosure is applicable to such other sections or subsections:

(a)  Each of CFSI and its subsidiary is a duly organized and an existing entity in good standing under the laws of its state of incorporation and has full corporate power to execute, deliver and perform this Agreement.

(b)  Each of CFSI and its subsidiary is qualified to do business and in good standing in each state and jurisdiction in which the nature of its activities and ownership of property require it to be qualified as a foreign corporation.

(c)  All licenses required for the conduct of CFSI’s and of its subsidiary’s businesses in intra and interstate commerce are in full force and effect, all such licenses being transferable as contemplated in this transaction pursuant to this Agreement; and, there is no proceeding of any nature pending or to the best knowledge of CFSI threatened which if determined adversely to CFSI would result in a revocation, cancellation of or material limitation or restriction on CFSI and the conduct of its business as it is presently conducted.

(d) This Agreement has been duly and validly authorized, executed and delivered by CFSI and constitutes the legal, valid and binding obligation of CFSI enforceable against it, in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency, reorganization and other laws of, relating to or affecting stockholders and creditors rights generally and to general equitable principles.

(e)  To the best knowledge of CFSI, the execution of this Agreement and consummation of the transactions contemplated hereby does not conflict with and will not result in any adverse consequences to or material breach of any agreement, mortgage,

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instrument, judgment, decree, law or governmental regulation, license, permit or authorization by CFSI or in the loss, forfeiture or waiver of any rights, license, authorization or franchise owned by CFSI, from which CFSI benefits or which is desirable in the conduct of CFSI’s business.

(f)  To the knowledge of CFSI, except for such actions as may have been taken, no further action by or before any governmental body or authority of the United States of America or any state or subdivision  thereof or any self-regulatory body to which CFSI is subject is required in connection with the execution and delivery of this Agreement by CFSI and the consummation of the transactions contemplated hereby.

     (g)  The information CFSI has delivered to HPTI relating to CFSI was, to the best knowledge of CFSI, on the date reflected in each such item of information accurate in all material respects and, to the knowledge of CFSI, such information at the date hereof taken as a whole provides, to the best knowledge of CFSI, full and fair disclosure of all material information relating to CFSI and does not, to the knowledge of CFSI omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(h)  CFSI has conducted its business in the ordinary course for the last three years or since inception, whichever is less.

(i) Neither CFSI nor any employee, to CFSI best knowledge, has since inception given or agreed to give any gift or similar benefit valued at more than $20 annually to any customer, supplier, governmental employee or other person who is or may be or have been in a position to help or hinder CFSI’s business which might subject CFSI to damage or penalty in civil, criminal or governmental litigation or proceedings.

(j)  CFSI’s financial statements delivered to HPTI have been prepared in accordance with generally accepted accounting principles consistently applied and maintained throughout the periods indicated, fairly present the financial condition of CFSI in all material respects at the dates and the results of operations for the periods indicated, contain all normally recurring adjustments and do not omit to disclose any contingent, undisclosed or hidden liabilities.  CFSI’s financial records are maintained in accordance with good business practice.

(k) CFSI and its subsidiary have good, marketable and insurable title in accordance with CFSI’s existing practices to all of their respective properties and assets, including intangible assets, if any, which either of them owns or uses in their respective businesses or purport to own, including, without limitation, those reflected in its books and records and in the balance sheet, both tangible and intangible  None of the properties and assets are subject to any mortgage, pledge, lien, charge, security interest, encumbrance, restriction, lease, license, easement, liability or adverse claim of any nature whatsoever, direct or indirect, whether accrued, absolute, contingent or otherwise, except as expressly set forth in the notes to CFSI’s financial statements as securing specific liabilities or subject to specific capital leases and have arisen only in the ordinary course of business.  All of the properties and assets owned, leased or used by CFSI and its subsidiary are in good operating condition and repair, are suitable for the purposes used, are adequate and sufficient for all current operations of Business and Assets and are directly related to CFSI’s business.

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(l)  All of the material contracts, agreements, leases, licenses and commitments of CFSI and its subsidiary (other than those which have been fully performed), copies of all of which have been delivered to HPTI, are valid and binding, enforceable in accordance with their respective terms, in full force and effect and there is not there under with respect to any party thereto any existing default or event, which after the giving of notice or lapse of time or both, would constitute a default or result in a right to accelerate or loss of rights and none of such contracts, agreements, leases, licenses and commitments is, either when considered singly or in the aggregate with others, unduly burdensome, onerous or materially adverse to CFSI’s or its subsidiary’s business, properties, assets, earnings or prospects or either before or after the Closing, to result in any material loss or liability.

(m)  There is no claim, legal action, suit, arbitration, governmental investigation, or other legal or administrative proceeding, nor any order, decree, judgment or judgment in progress, pending or in effect or to CFSI’s knowledge threatened, against or relating to CFSI and its subsidiary, their directors, officers or employees with respect to CFSI or its subsidiary’s business or for which CFSI or its subsidiary may have an indemnity obligation, it properties, assets or business or the transaction contemplated by this Agreement and CFSI does not know or have any reason to be aware of any basis for the same, including any basis for a claim of sexual harassment or racial or age discrimination.

(n)  All taxes, including without limitation, income, property, special assessments, sales, use, franchise, intangibles, employees’ income withholding and social security taxes, including employer’s contribution, other than those for which a return or deposit is not yet due and have been disclosed to HPTI, imposed by the United States or any state, municipality, subdivision, authority, which are due and payable, and all interest and penalties thereon, unless disputed in good faith in proper proceedings and reserved for or set aside, have been paid in full and all tax returns required to be filed in connection therewith have been accurately prepared and timely filed and all deposits required by law to be made by CFSI with respect to employees’ withholding and social security taxes have been made.  CFSI is not and has no reason to believe that it will be the subject of an audit by any taxing authority.  There is not now in force any extension of time with respect to the date when tax return was or is due to be filed, or any waiver or agreement by CFSI for the extension of time for the assessment of any tax and CFSI is not a “consenting corporation” within the meaning of Section 341(f)(1) of the Tax Code.

(o)  CFSI does not have any employee benefit, pension or profit sharing plans subject to ERISA and no such plans to which CFSI is obligated or required to make contributions.

(p)  None of CFSI’s employees are represented by a collective bargaining agent or subject to a collective bargaining agreement and CFSI considers its relations with its employees as a whole to be good.  CFSI has disclosed to HPTI all employee salary, compensation and benefit agreements and no employee has a written employment agreement.

(q)  No person has guaranteed any obligation of CFSI, and CFSI has not guaranteed the obligation of any other person.

(r)  CFSI and its management have no reason to believe or expect and do not believe or expect that any event or events will occur which will result in the Business and Assets producing results of operations which are materially different from CFSI’ recent operations.

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Section 4.02.  HPTI’s representations and warranties.  HPTI represents and warrants to HPTI that:

(a)  HPTI is a duly incorporated and existing corporation in good standing under the laws of its state of incorporation and has full corporate power to execute and deliver this Agreement.

(b)  This Agreement has been duly and validly authorized, executed and delivered by HPTI and constitutes the legal, valid and binding obligation of HPTI, enforceable against HPTI in accordance with its terms subject, as to enforceability, to bankruptcy, insolvency, reorganization and other laws of, relating to or affecting shareholders and creditors rights generally and to general equitable principles.

(c)  Except for such actions as may have been taken, no further action by or before any governmental body or authority of the United States of America or any state thereof is required in connection with the execution and delivery of this Agreement by HPTI and the consummation of the transactions contemplated hereby.

(d)  The information HPTI have delivered to CFSI was on the date reflected in each such item of information accurate in all material respects and such information at the date hereof as a whole did not contain any untrue statement of material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(e)  HPTI acknowledge that CFSI has given them access to CFSI’s books, records and facilities and that at the date hereof they are satisfied with the due diligence examination which they have made and their Closing of the transaction contemplated by this Agreement shall be evidence that they remain satisfied therewith and have completed their due diligence examination to their satisfaction.

(f)  The information and financial statements included in HPTI’s registration statement and reports filed under the Securities Exchange Act of 1934, as amended, on the date reflected in each element of information and financial statements are accurate in all material respects and, to the knowledge of HPTI, such information at the date hereof taken as a whole provides, to the best knowledge of HPTI, full and fair disclosure of all material information relating to CFSI and does not, to the knowledge of HPTI omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 4.03.  Nature and survival of representation and warranties; Remedies.  All statements of fact contained in this Agreement, any certificate delivered pursuant to this Agreement, or any letter, document or other instrument delivered by or on behalf of CFSI or of HPTI, and their respective officers, pursuant to the terms of this Agreement shall be deemed representations and warranties made by CFSI or by HPTI, respectively, as the case may be, to each other under this Agreement.  For purposes of this Section 4.03 and Section 11.01 only, any party or other person seeking to enforce, or claiming the benefit of, any representation and warranty under this Agreement is called a Claimant, and any party or other person against whom a right is claimed is called a Defendant.  All representations and warranties of the parties shall survive the Closing; provided, however, that all representations and warranties shall terminate and expire, and be without further force and effect whatever from and after the one year from the date hereof, and neither  HPTI, or CFSI shall have any liability whatsoever on account of any inaccurate representation or

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warranty or for any breach of warranty, unless a Claimant shall, on or prior to the expiration of such one year period, serve written notice on a Defendant, with a copy to the Defendant’s counsel, setting forth in reasonable detail the breach and any direct, incidental or consequential damages (including amounts) the Claimant may have suffered as a result of such breach.

Section 4.04  Limitation of Liability.  CFSI and Mr. Vallone, individually, shall not have any liability pursuant to Section 4.03 unless and until the aggregate amount of such losses exceeds $100,000 (the “Basket”) (whereupon only such losses in excess of the Basket will be recoverable).  In no event will CFSI’s or Mr. Vallone’s aggregate liability for losses under Section 4.03 be exceed $750,000 (the “Cap”).

ARTICLE V
COVENANTS OF THE PARTIES

Section 5.01.  Conduct of business prior to Closing.

(a) From the date hereof to the Closing, CFSI will conduct its business and affairs only in the ordinary course and consistent with its prior practice and shall maintain, keep and preserve its assets and properties in good condition and repair and maintain insurance thereon in accordance with present practices, it will use its best efforts (i) to preserve its business and organization intact, (ii) to keep available to HPTI the services of  CFSI’s present employees, agents and independent contractors, (iii) to preserve for the benefit of HTPI the goodwill of suppliers, customers, distributors, landlords and others having business relations with it, and (iv) to cooperate and use reasonable efforts to obtain the consent of any landlord or other party to any lease or contract with CFSI where the consent of such landlord or other party may be required by reason of the transactions contemplated hereby.

(b)  From the date hereof to the Closing, CFSI shall not outside the ordinary course of business (i) dispose of any material assets, (ii) engage in any extraordinary transactions without HPTI’s prior approval, including but not limited to, directly or indirectly, soliciting, entertaining, encouraging inquiries or proposals or entering into negotiation or agreement with any third party for sale of assets by CFSI, sale of equity securities or merger, consolidation or combination with any company, (iii) grant any salary or compensation increase to any employee, or (iv) make any commitment for capital expenditures, other than as disclosed to HPTI and approved by it.

Section 5.02.  Notice of changes in information.  Each party shall give the other party prompt written notice of any change in any of the information contained in their respective representations and warranties made in Article IV, or elsewhere in this Agreement, or the exhibits and schedules referred to herein or any written statements made or given in connection herewith which occurs prior to the Closing.

Section 5.03.  Notice of extraordinary changes.  CFSI shall advise HPTI with respect to any of the following events outside of ordinary course of business and which are materially adverse:  (i) the entering into and cancellation or breach of contracts, agreements, licenses, commitments or other understandings or arrangements to which CFSI is a party, including, without limitation, purchase orders for any item of inventory and commitments for capital expenditures or improvements, (ii) any changes in purchasing, pricing or selling policy, or, any changes in its sales, business or employee relations in

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general, and (iii) the filing or commencement of any litigation or governmental or agency proceedings against CFSI.

Section 5.04.  Action to preserve CFSI’s business and assets.   Notwithstanding anything contained in this Agreement to the contrary, CFSI will not take or fail to take any action that, in CFSI’s reasonable judgment, is likely to give rise to a substantial penalty or a claim for damages by any third party against CFSI, or is likely to result in losses, or is otherwise likely to prejudice in any material respect or unduly interfere with the conduct of its business and operations in the ordinary course consistent with prior practice, or is likely to result in a breach by CFSI of any of its representations, warranties or covenants contained in this Agreement (unless any such breach is first waived in writing by HPTI).

Section 5.05.  Access to information and documents.  Upon reasonable notice and during regular business hours, CFSI will give to HPTI, its attorneys, accountants and other representatives full access to its personnel (subject to reasonable approval as to the time thereof) and all properties, documents, contracts, books and records and will furnish copies of such documents (certified by officers, if so requested) and with such information with respect to its business, operations, affairs and prospects (financial and otherwise) as it may from time to time request, and the party to whom the information is provided will not improperly disclose the same prior to the Closing.  CFSI will afford HPTI an opportunity to ask questions and receive answers thereto in furtherance of their due diligence.  Any such furnishing of such information or any investigation shall not affect that party’s right to rely on the other party’s representations and warranties made in this Agreement or in connection herewith or pursuant hereto.

Section 5.06.  Confidential treatment of information.  The provisions of Exhibit “D” shall be binding upon the parties.

Section 5.07.  Cooperation by the parties.  Each party hereto shall cooperate and shall take such further action as may be reasonably requested by any other party in order to carry out the provisions and purposes of this Agreement.  CFSI shall cooperate with HPTI, and their independent public accountant, the cost of which shall be the responsibility of HPTI, with respect to an audit of CFSI’s financial statements and review of interim, stub period financial statements required to enable HPTI to file a registration statement pursuant to the Securities Act of 1933, as amended.  This covenant shall survive the Closing.

ARTICLE VII
FEDERAL INCOME TAX MATTERS

Section 7.01.  Federal income tax treatment.  Each party shall be responsible for obtaining his, her or its own tax advice with respect to and understanding the federal income tax consequences of the transactions and the federal income tax consequences thereof contemplated by this Agreement and waives any reliance with respect thereto on any other party.

ARTICLE VIII
SECURITIES LAW MATTERS AND STATUS OF SHARES

Section 8.01.  Unregistered shares. HPTI’s common stock delivered to Mr. Vallone is not being registered under the Securities Act of 1933, as amended, (“1933 Act”) and the securities laws of Michigan or any other state of jurisdiction, and the shares are not transferable, except as permitted under various exemptions contained in the 1933 Act

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and applicable state securities law.  The provisions contained in the following sections are intended to ensure compliance with the 1933 Act and applicable state securities law.

Section 8.02.  No transfers in violation of 1933 Act.  Mr. Vallone will agree at Closing not to offer, sell, assign, pledge, hypothecate, transfer or otherwise dispose of HPTI’s shares, except after full compliance with all of the applicable provisions of the 1933 Act and applicable state securities law.

Section 8.03.  Investment intent.  Mr. Vallone will represent and warrant to and covenant with HPTI that he is acquiring HPTI’s shares for his own respective accounts for investment and not with a view to resale or other distribution; that it currently has no intention of selling, assigning, transferring, pledging, hypothecating or otherwise disposing of all or any part thereof at any particular time, for any particular price, or on the happening of any particular event or circumstance; and it acknowledges that HPTI is relying on the truth and accuracy of the covenants, warranties and representations of CFSI and its designees in issuing its shares without first registering it under the 1933 Act.

Section 8.04.  Investment legend on certificates.  Mr. Vallone will further agree that the certificates evidencing HPTI’s shares shall contain the following legend:

THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND IS A “RESTRICTED SECURITY” AS DEFINED UNDER SAID ACT.  ACCORDINGLY, NEITHER THIS SECURITY NOR ANY INTEREST THEREIN MAY BE SOLD, OFFERED FOR SALE, ASSIGNED, TRANSFERRED, PLEDGED OR HYPOTHECATED, EXCEPT BY BONA FIDE GIFT OR INHERITANCE, IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THIS SECURITY UNDER SAID ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE ISSUER THAT SUCH REGISTRATION IS NOT REQUIRED.

ARTICLE IX
TERMINATION PRIOR TO CLOSING

Section 9.01.  Termination for default.  HPTI may, by notice to CFSI given in the manner provided below on or at any time prior to the Closing Date, terminate this Agreement if default shall be made by CFSI in the observance or in the due and timely performance of any of any material covenants and agreements contained, made by or imposed upon it, in this Agreement, if the default has not been fully cured within fifteen days after receipt of the notice specifying the default.

Section 9.02.  Termination for failure to Close.  If the Closing does not occur on or before the date provided in Section 3.01, any party, if that party is not then in default in the observance or in the due or timely performance of any covenants and conditions under this Agreement, may at any time terminate this Agreement by giving written notice to the other parties; provided, that the parties may extend the Closing date in writing.

Section 9.03.  Termination for loss of bargain.  HPTI may, at its option, terminate this Agreement prior to the Closing if (i) in completion of its due diligence examination of Business and Assets, it discovers the existence of a material, adverse variance from its due diligence examination prior to the date of this Agreement, or (ii) the business or assets of Business and assets have suffered any material damage, destruction or loss (whether or not covered by insurance), or (iii) CFSI is prevented by order of court or administrative action from consummating the transactions contemplated by this Agreement, whether or not CFSI has exhausted its appeals.

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ARTICLE X

NOTICES

Section 10.01.  Procedure for giving notices.  Any and all notices or other communications required or permitted to be given under any of the provisions of this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered (excluding telephone facsimile and including receipted express courier and overnight delivery service) or mailed by first class certified U.S. mail, return receipt requested showing name of recipient, addressed to the proper party.

Section 10.02.  Addresses for notices. For purposes of sending notices under this Agreement, the addresses of the parties are as follows:

As to CFSI and Mr. Vallone:                            Anthony Vallone, Sr., President
Cannon Freight Systems, Inc.
25325 Henry B. Joy Boulevard
Harrison Township, MI 48045

Copy to:                                                           Michael M. Antovski
Clark Hill PLC
Third Floor
255 S. Old Woodward Avenue
Birmingham, Michigan 48009

As to HPTI:                                                      Paul A. Henley, President
High Point Transport, Inc.
Suite 192
1767 Lakewood Ranch Boulevard
Bradenton, FL 34211

Copy to:                                                           Jackson L. Morris, Esq.
3116 West North A Street
Tampa, Florida 33609-1544

Section 10.03.  Change of address.  A party may change its address for notices by sending a notice of such change to all other parties by the means provided in Section 10.01.

ARTICLE XI
LEGAL AND OTHER COSTS

Section 11.01.  Party entitled to recover.  In the event that any party (the “Defaulting Party”) defaults in his or its obligation under this Agreement and, as a result thereof, the other party (the “Non-Defaulting Party”) seeks to legally enforce his or its rights hereunder against the Defaulting Party (whether in an action at law, in equity or in arbitration), then, in addition to all damages and other remedies to which the Non-Defaulting Party is entitled by reason of such default, the Defaulting Party shall promptly pay to the Non-Defaulting Party an amount equal to all costs and expenses (including reasonable attorneys’ fees and expert witness fees) paid or incurred by the Non-Defaulting Party in connection with such enforcement.

Section 11.02.  Interest.  In the event the Non-Defaulting Party is entitled to receive an amount of money by reason of the Defaulting Party’s default hereunder, then, in a

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dition to such amount of money, the Defaulting Party shall promptly pay to the Non-Defaulting Party a sum equal to interest on such amount of money accruing at the rate of 1.5% per month during the period between the date such payment should have been made hereunder and the date of the actual payments thereof.

ARTICLE XII
MISCELLANEOUS

Section 12.01.  Effective date.  The effective date of this Agreement shall for all purposes be the date set forth in first paragraph hereof notwithstanding a later actual date of execution by any individual party.

Section 12.02.  Entire agreement.  This writing constitutes the entire agreement of the parties with respect to the subject matter hereof, superseding all prior agreements, understandings, representations and warranties.

Section 12.03.  Waivers.  No waiver of any provision, requirement, obligation, condition, breach or default hereunder, or consent to any departure from the provisions hereof, shall be considered valid unless in writing and signed by the party giving such waiver, and no such waiver shall be deemed a waiver of any subsequent breach or default of the same or similar nature.

Section 12.04.  Amendments.  This Agreement may not be modified, amended or terminated except by a written agreement specifically referring to this Agreement signed by all of the parties hereto and amendment, modification or alteration of, addition to or termination of this Agreement or any provision of this Agreement shall not be effective unless it is made in writing and signed by the parties.

Section 12.05.  Construction.  This Agreement has been negotiated by the parties, section by section, and no provision hereof shall be construed more strictly against one party than against the another party by reason of such party having drafted such provision.  The order in which the provisions of this Agreement appear are solely for convenience of organization; and later appearing provisions shall not be construed to control earlier appearing provisions.

Section 12.06.  Invalidity.  It is the intent of the parties that each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law.  If any provision hereof shall be prohibited, invalid, illegal or unenforceable, in any respect, under applicable law, such provision shall be ineffective to the extent of such prohibition, invalidity or non enforceability only, without invalidating the remainder of such provision or the remaining provisions of this Agreement; and, there shall be substituted in place of such prohibited, invalid, illegal or unenforceable provision a provision which nearly as practicable carries out the intent of the parties with respect thereto and which is not prohibited and is valid, legal and enforceable.

Section 12.07.  Multiple counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be an original and, taken together, shall be deemed one and the same instrument.

Section 12.08.  Assignment, parties and binding effect.  This Agreement, and the duties and obligations of any party shall not be assigned without the prior written consent of the other party(ies).  This Agreement shall benefit solely the named parties and no other person shall claim, directly or indirectly, benefit hereunder, express or implied, as a

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third-party beneficiary, or otherwise.  Wherever in this Agreement a party is named or referred to, the successors (including heirs and personal representative of individual parties) and permitted assigns of such party shall be deemed to be included, and all agreements, promises, covenants and stipulations in this Agreement shall be binding upon and inure to the benefit of their respective successors and permitted assigns.

Section 12.09.  Survival of representations and warranties.  The representations and warranties made herein shall survive the execution and delivery of this Agreement and full performance hereunder of the obligations of the representing and warranting party, subject to the provisions of Section 4.03.

Section 12.10.  Jurisdiction and venue.  Any action or proceeding for enforcement of this Agreement and the instruments and documents executed and delivered in connection herewith which is determined by a court of competent jurisdiction not, as a matter of law, which seeks injunctive relief shall be brought and enforced in the courts of the State of Michigan in and for Oakland County, Michigan, and the parties irrevocably submit to the jurisdiction of each such court in respect of any such action or proceeding.

Section 12.11.  Applicable law.  This Agreement and all amendments thereof shall be governed by and construed in accordance with the law of the State of Michigan applicable to contracts made and to be performed therein (not including the choice of law rules thereof).

IN WITNESS WHEREOF, the parties hereto have caused this agreement to be signed by their respective officers thereunto duly authorized and their respective corporate seals to be hereunto affixed, the day and year first above written.

[Corporate Seal]		High Point Transport, Inc.

Attest:	By:	/s/ Paul A. Henley
Paul A. Henley, President
/s/ Paul A. Henley, Secretary

[Corporate Seal]		Cannon Freight Systems, Inc.

Attest:	By:	/s/ Anthony Vallone, Sr.
Anthony Vallone, Sr., President
/s/ Sharyl Vallone
Sharyl Vallone, Secretary		/s/ Anthony Vallone, Sr.
Anthony Vallone, Sr.

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